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                                                                 Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE


          Contact:  Lauren L. Barr
                    BRE Properties, Inc.
                    (415) 445-6523

               BRE PROPERTIES BUYS 453-UNIT APARTMENT COMMUNITY IN
                    SAN FRANCISCO BAY AREA FOR $58.7 MILLION

              COMPANY ANNOUNCES ADDITIONAL NON-CORE PROPERTY SALES

     SAN FRANCISCO (April 15, 1997) - BRE Properties, Inc. (NYSE: BRE), one of the nation's largest multifamily real estate investment trusts (REITs), has purchased Red Hawk Ranch, a 453-unit apartment community in the San Francisco Bay Area city of Fremont for an all cash purchase price of $58.7 million.

     "This purchase achieves two important goals in our strategic plan for creating shareholder value," said Frank C. McDowell, BRE's President and Chief Executive Officer. "First, it expands our focus on the ownership and management of multifamily properties in one of the strongest apartment markets in the nation. Second, it redeploys capital formerly invested in non-core retail assets into a property type in which BRE has demonstrated operating strength."

     The purchase increases BRE's Bay Area multifamily apartment ownership to more than 1,900 apartment homes and raises the total multifamily apartment portfolio to 13,015 apartment units in nine key growth markets of the Western United States. BRE acquired Red Hawk Ranch using tax-deferred proceeds from the sale of a retail portfolio announced last week.

     BRE's Chief Operating Officer Jay W. Pauly said, "Red Hawk Ranch represents an opportunity for BRE to take advantage of two of its core operating strengths
- property management transitions of new acquisitions and lease-up of newly developed communities. Red Hawk Ranch consists of two phases: Phase I was built in 1995 and consists of 303 units with a current occupancy of 94%. The newly constructed 150-unit Phase II has just been completed and is 30% leased. Our underwriting allows for a six month lease-up period and projects a stabilized first year yield of 8.2%, including replacement reserves."

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     Pauly said that Red Hawk Ranch's Fremont location represents the kind of employment and transportation fundamentals BRE emphasizes in its acquisitions. "Situated approximately 45 miles southeast of San Francisco in Alameda County, Red Hawk Ranch is close to the high-tech employment centers along Interstates 880 and 680. Red Hawk Ranch is conveniently located within walking distance of the Fremont Bay Area Rapid Transit (BART) station."

     Red Hawk's residents enjoy both underground and covered parking, washers and dryers in all units, an oversized swimming pool and an on-site business center. The architecture award-winning property contains 225 one-bedroom, 219 two-bedroom and nine three-bedroom designs; the units average 892 square feet and have an average monthly rental rate of $1,266 per unit. The apartment community is located directly across the street from Fremont Central Park, which features an 80-acre lake, 18 tennis courts, a seven-acre swimming lagoon and a golf driving range.

     In other news, BRE announced the continuing results of its non-core asset disposition program. "Within the past few days," said McDowell, "we have closed on four additional asset sales including two land leases, a small retail center and a commercial property for an approximate total of $14 million. These four properties sold for an aggregate capitalization rate of 8.2%. This brings the total proceeds from our non-core sales program to approximately $200 million and leaves about $50 million in potential funding from future non-core sales."

     BRE Properties, Inc., headquartered in San Francisco, is a self-administered, self-managed and fully integrated real estate investment trust (REIT) focusing on the ownership and management of multifamily properties in the Western United States. BRE owns and operates 55 apartment communities totaling 13,015 units in nine major markets in California, Arizona, Washington, Oregon and Nevada.


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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995. THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING COMPANY AND PROPERTY PERFORMANCE. ACTUAL RESULTS COULD VARY MATERIALLY DEPENDING ON RISKS AND UNCERTAINTIES INHERENT TO GENERAL AND LOCAL REAL ESTATE CONDITIONS, OR COMPETITIVE FACTORS SPECIFIC TO MARKETS IN WHICH BRE OPERATES. THE COMPANY ASSUMES NO LIABILITY TO UPDATE THIS INFORMATION. FOR MORE DETAILS, PLEASE REFER TO THE COMPANY'S SEC FILINGS, INCLUDING ITS MOST RECENT ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q.